Exhibit 99.1
Investor and Media Contact

Christy Linn
Director, Investor Relations and Corporate Communications
214.466.1825
christy.linn@archlearning.com
ARCHIPELAGO LEARNING REPORTS THIRD QUARTER 2011 RESULTS

Revenue Grew for the 15th Consecutive Quarter
Invoiced Sales Increased 9 Percent in the Third Quarter
Reiterates Revenue and Cash EBITDA 2011 Guidance; Lowers Expected 2011 Operating Costs
DALLAS, Texas — November 9, 2011 — Archipelago Learning, Inc. (NASDAQ: ARCL), a leading subscription-based, software-as-a-service (SaaS) provider of education products, today announced its financial results for the third quarter ended September 30, 2011.
Third Quarter 2011 Highlights:
•	Revenue grew 18.0 percent to $18.2 million

•	Invoiced sales rose 9.0 percent to $29.1 million

•	Cash EBITDA of $16.4 million and diluted EPS of $0.08
Nine Months Ended 2011 Highlights:
•	Revenue grew 29.4 percent to $53.8 million

•	Invoiced sales rose 17.1 percent to $62.0 million

•	Cash EBITDA of $25.3 million and diluted EPS of $0.18

•	Cash flows from operating activities and free cash flow were $17.7 million and $15.5 million, respectively
“We are pleased with our third quarter results and heartened by solid invoiced sales growth across all of our product lines,” said Tim McEwen, chairman, chief executive officer and president of Archipelago Learning. “The budgetary and regulatory pressures and uncertainties our customers are facing continue to pose challenges, particularly in some of our largest states. However, Archipelago Learning was once again able to out-perform the industry as we benefited from our 100% digital focus, recurring revenue model, and the introduction and cross-selling of new product lines. Accordingly, we were able to expand our footprint and make inroads in key opportunity states, such as Florida and California, where we continued to increase school penetration and achieved high double-digit sales growth.”
He continued, “Our focus remains on executing against our strategy to be a leading provider of digital K-12 education products and operating an efficient and solid business. This month, we celebrate our two year anniversary as a public company. As we reflect on the many initiatives and decisions we have undertaken to date, we believe we are taking the appropriate steps to position Archipelago Learning for long-term, sustainable growth, and are making a significant impact to the learning experience for the educators and students we serve.”

Financial Summary Table (Table 1)

	Three months ended September 30,				Nine months ended September 30,
			$	%			$	%
($ in thousands, except EPS)	2011	2010	Change	Change	2011	2010	Change	Change

Revenue	$18,223	$15,449	$2,774	18.0%	$53,812	$41,595	$12,217	29.4%
Invoiced sales	29,106	26,704	2,402	9.0	62,041	52,982	9,059	17.1
Royalties on invoiced sales	(199)	(31)	(168)	NM	(475)	(31)	(444)	NM
Operating costs(1)	(14,858)	(13,969)	(889)	(6.4)	(43,924)	(35,526)	(8,398)	(23.6)
Depreciation and amortization	1,750	1,362	388	28.5	4,797	2,964	1,833	61.8
Stock-based compensation(2)	538	438	100	22.8	2,381	1,366	1,015	74.3
Unusual, non-recurring charges(3)	43	1,086	(1,043)	(96.0)	483	4,415	(3,932)	(89.1)

Cash EBITDA(4)	16,380	15,590	790	5.1%	25,303	26,170	(867)	(3.3)

Net income	1,992	152	1,840	NM	4,776	2,074	2,702	130.3
Diluted EPS	$0.08	$0.01	$0.07	NM	$0.18	$0.08	$0.10	125.0%

Cash flows from operating activities					$17,664	$15,373	$2,291	14.9%
Purchase of property and equipment					(2,146)	(959)	(1,187)	(123.8)

Free cash flow					$15,518	$14,414	$1,104	7.7%

(1)	Operating costs are cost of revenue plus operating expenses.

(2)	Stock-based compensation includes non-cash compensation expense recorded in shares or options issued to our employees or directors.

(3)	Unusual, non-recurring charges include investments and permitted acqusition expense, material severance for the previous CFO, and restructuring charges.

(4)	Cash EBITDA is defined as invoiced sales less royalties, operating costs, excluding depreciation and amortization, stock-based compensation and unusual, non-recurring charges.
Third Quarter 2011 Summary
Revenue for the third quarter 2011 was $18.2 million, an increase of $2.8 million, or 18.0 percent compared with the same period a year ago. Deferred revenue at September 30, 2011 rose 15.3 percent to $67.2 million, compared with $58.3 million at September 30, 2010. The increase in revenue and deferred revenue were driven by higher invoiced sales recorded over previous periods. For the third quarter 2011, invoiced sales were $29.1 million, an increase of $2.4 million, or 9.0 percent, over the third quarter in 2010. This increase was due to sales growth for our core products along with sales of our new product offerings.
Operating costs (operating expenses plus cost of revenue) for the third quarter 2011 were $14.9 million compared with $14.0 million for the third quarter 2010. The increase was due to the strategic investments we are undertaking during 2011 partially offset by costs associated with the corporate headquarters move in the third quarter 2010. Additionally, depreciation and amortization increased $388 thousand primarily due to increased capital expenditures and Alloy Multimedia purchase accounting.
Cash EBITDA for the third quarter ended September 30, 2011 was $16.4 million versus $15.6 million for the third quarter ended September 30, 2010 primarily due to higher invoiced sales partially offset by the increase in operating costs.
Provision for income tax was $421 thousand or 17.0 percent of income before tax for the third quarter of 2011. The lower tax rate was primarily due to a benefit recorded as a result of favorable tax legislation in the U.K. that went into effect during the quarter.

For the third quarter 2011, net income was $2.0 million compared with $152 thousand for the third quarter 2010, and diluted earnings per share (EPS) were $0.08 compared with $0.01 per share for the same period a year ago. The increase was due to revenue growth combined with lower costs as a percent of revenue.
Balance Sheet and Cash Flows Update
Cash and cash equivalents were $45.5 million, availability under our revolving credit facility was $20.0 million, and total debt was $75.1 million at September 30, 2011. For the nine months ended September 30, 2011, our cash flows from operating activities were $17.7 million compared with $15.4 million for the first nine months of the previous year. Given our current cash position, solid cash flow generation and available capacity under our revolving credit facility, we believe we have significant balance sheet flexibility.
Recent Strategic and Operational Events
We have undertaken several key operational and strategic events in an effort to streamline operations and position our business for long-term growth.
•	Version 5 of our Study Island platform was released in late August in conjunction with the start of the 2011-12 school year. Features included in the roll-out were: seamless interfacing on mobile devices, new games, interactive flash animations, and enhanced lessons.

•	On October 4, 2011, we sold our minority ownership in Edline Holdings and settled our notes receivable for approximately $14.9 million in cash. We anticipate recording a non-operating gain before tax of $6.2 million that we estimate will result in an increase to fourth quarter 2011 EPS of $0.17 per share.

•	In preparation for our launch of the Archipelago Learning Hub platform in the third quarter of 2012, we took the next step toward fully integrating our EducationCity U.S. operations. During the fourth quarter 2011, we will reorganize all the shared services and U.S. inside sales and renewals functions to our Dallas office and also ramp-up selling EducationCity through our field sales team. Restructuring charges are estimated to be approximately $1.2 million, including accelerated depreciation, $106 thousand of which was booked in the third quarter of 2011 and the remainder of which is expected to impact fourth quarter 2011 results. The anticipated annual cost savings are expected to be approximately $1.0 million to $1.5 million.

•	On November 1, 2011, we launched Reading Eggspress, the latest reading and comprehension program from our partner Blake Publishing for grades 2 to 6.
Fiscal 2011 Outlook
Archipelago Learning is reiterating the following fiscal year 2011 estimates, which reflect the full-year impact of the EducationCity acquisition:
•	Revenue is projected to be in the range of $68 million to $72 million;

•	Cash EBITDA is estimated to be between $30 million and $34 million;

•	Cash flows from operating activities are projected to be in the range of $23 million to $27 million;

•	Capital expenditures are expected to be approximately $4 million, primarily driven by the reinvestment in our software technology platforms and infrastructure; and,

•	Free cash flow is anticipated to be in the range of $19 million to $23 million. We define free cash flow as cash flows from operating activities less purchase of property and equipment.
Additionally, we are revising our fiscal year 2011 operating costs outlook, which are now expected to be between $59 million and $61 million. The slightly lower estimated range for our operating costs includes restructuring charges, partially offset by approximately $2 million in costs savings related to efficiencies in our operating costs across the business.
Conference Call Information
Archipelago Learning will host a conference call and webcast to discuss the results today at 4:45 p.m. ET, which will be hosted by Tim McEwen, chairman, chief executive officer and president and Mark S. Dubrow, chief financial officer. Investors and analysts interested in participating in the call are invited to dial (719) 325-2100 approximately ten minutes prior to the start of the call. Alternatively, the live webcast can be accessed via our website at http://investor.archipelagolearning.com. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software.
About Archipelago Learning
Archipelago Learning (NASDAQ:ARCL) is a leading subscription-based, software-as-a-service (SaaS) provider of education products used by approximately 14 million students in nearly 39,000 schools throughout the United States, Canada, and the United Kingdom. Our comprehensive digital supplemental product suite uses technology to transform education. We make rigorous learning fun, engaging, accessible, and affordable. For more information, please visit us at www.archipelagolearning.com.
Forward Looking Statements
This release and the related conference call and webcast contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, but not limited to, statements about our future performance and our guidance are considered forward-looking statements and reflect current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business as of November 9, 2011. The words “guidance,” “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “likely,” “future,” and other words and terms of similar meaning are used to identify forward-looking statements. These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances.
These statements are not guarantees of performance or results and are subject to risks and uncertainties (some of which are beyond our control), which could cause actual results to vary materially from the forward-looking statements contained in this release. Although we believe that these forward-looking statements are based on reasonable assumptions, many factors could cause actual results to vary materially from those anticipated in such forward-looking statements. Certain risk factors are discussed in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to (i) our customers’ reliance on, and the availability of, state, local and federal funding; (ii) competitive factors, including large publishers aggressively entering our markets and new competitors more easily entering our markets if national educational standards are adopted; (iii) legislation and regulation, including changes in or the repeal of legislation that mandates state educational standards and annual assessments; (iv) difficulty in evaluating our current and future business prospects because of our recent rapid growth; (v) web-based education failing to achieve widespread acceptance by students, parents, teachers, schools and other institutions; (vi) lower customer renewal rates or a decrease in sales for our Study Island products; (vii) decisions at district or state levels to use our competitors’ products rather than ours; (viii) seasonal fluctuations; (ix) system or network disruptions and technology issues; (x) delays in product development or product releases and the success of new product introductions; (xi) acquisition related risks; (xii) intellectual property related risks; (xiii) our ability to retain key employees; (xiv) risks related to our indebtedness; (xv) legal risks; (xvi) risks related to global and U.S. economic conditions; and, (xvii) risks associated with the integration of EducationCity and Alloy Multimedia and the future performance of our EducationCity and ESL ReadingSmart products.
Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect new information, future developments or otherwise, except as may be required by law.

Table 2
ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME — (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended			Three Months Ended
	September 30,		%	September 30,
	2011	2010	Change	2011	2010

				As a % of revenue

Revenue	$18,223	$15,449	18.0%	100.0%	100.0%
Cost of revenue	1,742	1,534	13.6	9.6	9.9

Gross profit	16,481	13,915	18.4	90.4	90.1
Operating expense:
Sales and marketing	5,670	5,711	(0.7)	31.1	37.0
Content development	1,671	1,195	39.8	9.2	7.7
General and administrative	5,775	5,529	4.4	31.7	35.8

Total	13,116	12,435	5.5	72.0	80.5

Operating income	3,365	1,480	127.4	18.5	9.6

Interest expense, net	(1,030)	(1,124)	8.4	(5.7)	(7.3)
Other income (expense)	78	(153)	NM	0.4	(1.0)

Income before tax	2,413	203	NM	13.2	1.3

Provision for income tax	421	51	NM	2.3	0.3

Net income	$1,992	$152	NM	10.9%	1.0%

Earnings per share:
Basic	$0.08	$0.01	NM
Diluted	$0.08	$0.01	NM

Weighted-average shares outstanding:
Basic	25,409,169	25,133,092
Diluted	25,582,347	25,491,238

Table 3
ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME — (UNAUDITED)
(in thousands, except share and per share data)

	Nine Months Ended			Nine Months Ended
	September 30,		%	September 30,
	2011	2010	Change	2011	2010
				As a % of revenue
Revenue	$53,812	$41,595	29.4%	100.0%	100.0%
Cost of revenue	4,811	3,476	38.4	8.9	8.4

Gross profit	49,001	38,119	28.5	91.1	91.6
Operating expense:
Sales and marketing	17,095	13,679	25.0	31.8	32.9
Content development	5,082	3,462	46.8	9.4	8.3
General and administrative	16,936	14,909	13.6	31.5	35.8

Total	39,113	32,050	22.0	72.7	77.1

Operating income	9,888	6,069	62.9	18.4	14.6

Interest expense, net	(3,080)	(2,470)	(24.7)	(5.7)	(5.9)
Other income (expense)	(60)	(298)	79.9	(0.1)	(0.7)

Income before tax	6,748	3,301	104.4	12.5	7.9

Provision for income tax	1,972	1,227	60.7	3.7	2.9

Net income	$4,776	$2,074	130.3%	8.9%	5.0%

Earnings per share:
Basic	$0.18	$0.08	125.0%
Diluted	$0.18	$0.08	125.0%

Weighted-average shares outstanding:
Basic	25,399,097	24,395,043
Diluted	25,594,762	24,770,214

Table 4
ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — (UNAUDITED)
(in thousands)

	As of	As of
	September 30,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$45,513	$32,398
Other current assets	19,823	17,830

Total	65,336	50,228
Goodwill	167,992	165,694
Intangible assets, net	35,364	37,290
Other long-term assets	14,389	13,750

Total assets	$283,081	$266,962

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$6,047	$5,672
Deferred tax liabilities	126	384
Deferred revenue	51,940	44,733
Current portion of note payable to related party	2,462	2,352
Current portion of long-term debt	850	850
Other current liabilities	584	463

Total	62,009	54,454
Long-term deferred tax liabilities	15,908	15,478
Long-term deferred revenue	15,212	14,312
Long-term debt, net of current	74,276	74,913
Other long-term liabilities	930	488

Total liabilities	168,335	159,645
Commitments and contingencies
Stockholders’ equity	114,746	107,317

Total liabilities and stockholders’ equity	$283,081	$266,962

Table 5
ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$4,776	$2,074
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs	338	249
Depreciation and amortization	4,797	2,964
Stock-based compensation	2,381	1,366
Unrealized gain on interest rate swap	—	(861)
Deferred income taxes	(342)	765
Loss on disposal of assets	13	166
Changes in operating assets and liabilities, net of acquisition	5,701	8,650

Net cash provided by operating activities(5)	17,664	15,373

Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,978)	(61,472)
Proceeds from escrow sale of TeacherWeb	653	650
Purchase of intangible assets	(500)	—
Purchase of property and equipment	(2,146)	(959)

Net cash used in investing activities	(3,971)	(61,781)

Cash flows from financing activities:
Proceeds from supplemental term loan	—	15,000
Proceeds from revolver	—	10,000
Payment of debt financing costs	—	(804)
Contribution from member in Reorganization	21	—
Purchase of common stock from ESPP	18	3
Payment of offering costs	—	(1,460)
Payment of revolver	—	(10,000)
Payments on term note	(637)	(600)

Net cash provided by (used in) financing activities	(598)	12,139

Effect of foreign exchange on cash and cash equivalents	20	326

Net change in cash and cash equivalents	13,115	(33,943)
Beginning of period	32,398	58,248

End of period	$45,513	$24,305

(5)	Net cash provided by operating activities includes acquisition costs of $187 thousand for the acquisition of Alloy Multimedia incurred in the second and third quarters of 2011 and $3.3 million for the acquisition of EducationCity incurred in the second quarter of 2010.
Non-GAAP Financial Measures
This press release contains the following non-GAAP financial measures: invoiced sales, non-GAAP operating costs, cash EBITDA, and free cash flow. Because these financial measures are not recognized under GAAP, they should not be used as indicators of, or alternatives to, the corresponding GAAP financial measures of operating performance.
•	We recognize invoiced sales in the period in which the purchase order or other evidence of an arrangement is received and the invoice is issued, which may be at a different time than the commencement of the subscription. Under GAAP, revenue for invoiced sales is deferred and recognized ratably over the subscription term beginning on the commencement date of the applicable subscription. This difference between non-GAAP invoiced sales and revenue in a given period is equal to the change in the Company’s deferred revenue balance for that period, excluding acquired deferred revenue.
•	Non-GAAP operating costs are defined as cost of revenue plus operating expenses.

•	Cash EBITDA aligns with our management performance-based compensation metric, and is defined by invoiced sales less royalties, operating expenses and cost of revenue, excluding non-cash stock-based compensation, depreciation and amortization, and unusual, non-recurring charges.

•	Stock-based compensation is part of our strategy and is used to attract and retain key employees and executives. It is principally aimed at aligning their interests with those of our stockholders and at long-term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational decisions and performance in any particular period.

•	Depreciation and amortization is included in our operating expenses in accordance with GAAP. Depreciable assets include: computer equipment and software, furniture and fixtures, office equipment, and leasehold improvements. Amortization includes: customer relationships, technical development/program content, and non-compete agreements. We exclude these items from our non-GAAP financial measures because they are non-cash expenses that we do not consider part of ongoing operating results when assessing the performance of our business, and we believe that doing so facilitates comparisons to our historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.

•	Free cash flow is defined as cash flows from operating activities less purchase of property and equipment and is cash available for management’s discretionary use to reinvest in the business, pay down outstanding debt and/or distribute to shareholders.
Reconciliation tables of GAAP to non-GAAP financial measures for invoiced sales, non-GAAP operating costs, cash EBITDA, and free cash flow are included in this release.
Management believes that these non-GAAP measures provide useful information to investors regarding certain financial and business trends relating to our financial condition and results of operations. Although management uses these non-GAAP financial measures to assess the operating performance of our business, they have significant limitations as an analytical tool because they may exclude certain material costs. For example, because cash EBITDA does not account for certain expenses, its utility as a measure of operating performance has material limitations. In addition, the definitions of non-GAAP financial measures may vary among companies and industries, and may not be comparable to other similarly titled measures used by other companies.

Table 6
ARCHIPELAGO LEARNING, INC.
RECONCILIATIONS OF NON-GAAP MEASURES — (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Invoiced Sales:
New customers	$4,386	$5,389	$12,113	$12,965
Existing customers	24,275	20,869	48,608	38,970
Other sales	445	446	1,320	1,047

Total	29,106	26,704	62,041	52,982
Royalties on invoiced sales	(199)	(31)	(475)	(31)
Change in deferred revenue(6)	(10,684)	(11,224)	(7,754)	(11,356)

Revenue	$18,223	$15,449	$53,812	$41,595

Adjusted Revenue:
Revenue	$18,223	$15,449	$53,812	$41,595
Impact of purchase accounting adjustment to deferred revenue(7)	476	982	1,835	1,206

Adjusted revenue	$18,699	$16,431	$55,647	$42,801

(6)	Change in deferred revenue excludes the amount of deferred revenue assumed with the acquisitions of EducationCity and Alloy Multimedia (see (7) below) and includes foreign exchange rate fluctuation impacts.

(7)	Purchase accounting under U.S. GAAP requires that deferred revenue assumed in an acquisition be recorded and subsequently recognized at its fair value at the time of the acquisition. Consequently, we do not recognize the full amounts paid by customers for acquired subscriptions. This adjustment reflects the difference between the amount we recognized in revenue and the full amounts paid by customers for that revenue.